Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES TERMINATION OF BUYBACK PLAN

LITTLE ELM, Texas, April 18, 2022—Retractable Technologies, Inc. (NYSE American: RVP) reports that, effective April 14, 2022, it has terminated its Rule 10b5-1/10b-18 Repurchase Plan dated June 4, 2021. Since June 2021, Retractable has purchased a total of 1,087,145 shares for approximately $8.1 million under the Plan. The Board of Directors determined to cancel the plan because the stock price appears not to be correlated with the economic performance of the corporation at this time. This determination to terminate the repurchase plan was made despite the fact that the stock is trading at a discount: our current market capitalization is less than the asset value of the corporation.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer